EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements(Form S-8 No. 333-106155) pertaining to the Cohesant Technologies Inc. 1994 Employee Stock Option Plan, and (Form S-8 No. 333-67127) pertaining to the Cohesant Technologies Inc. Employee 401(k) Profit Sharing Plan of our report dated December 22, 2005, with respect to the consolidated financial statements of Cohesant Technologies Inc. included in the Annual Report (Form 10-KSB) for the year ended November 30, 2005.
/s/ Ernst & Young LLP
Indianapolis, Indiana
February 20, 2006